Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000  www.nei.com

NEI ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2012

Revenues of $65.9 Million; Non-GAAP EPS of $0.04

CANTON, Mass., April 26, 2012 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, today reported financial results for its fiscal second quarter, the period ended March 31, 2012.

Second Quarter Financial Performance

•                  Net revenues were $65.9 million, an increase compared to the $65.0 million reported for the second fiscal quarter last year and within the guidance of $64 million to $69 million.

•                  EMC represented 42% of net revenues, a decrease from 59% of net revenues for the second fiscal quarter last year and a decrease from the 50% of net revenues reported in the first fiscal quarter of 2012. Tektronix comprised 22% of net revenues during the quarter, an increase from 11% of net revenues in the second fiscal quarter last year and from the 16% of net revenues for the first fiscal quarter this year. Symantec represented 10% of net revenues during the quarter, down slightly from 11% of net revenues during the first fiscal quarter. Symantec was not a customer in the year-ago quarter.

•                  Gross margin was 12.5% of net revenues, above guidance of 11.0% to 11.5% and compared to 11.6% in the second quarter last year. The higher gross margin was the result of a more favorable customer and product mix.

•                  Operating expenses were $6.2 million slightly above the guidance range of $5.6 million to $6.1 million, and compared to $6.1 million in the year-ago second quarter.

•                  Net income on a GAAP basis was $1.2 million, or $0.03 per share, which exceeded the guidance of $600,000 to $1.1 million, and compared to net income of $1.5 million, or $0.03 per share in the same period a year ago. The net income for the second quarter of fiscal 2012 is inclusive of income tax expense of $813,000, while the year-ago quarter included income tax expense of $60,000. As a result of the Company’s reversal of its deferred income tax valuation allowance at September 30, 2011, NEI is now required to record federal income tax expense, although it will be realizing the benefit of its deferred income tax assets and therefore substantially all of the federal income tax expense will not require cash payments.

•                  Non-GAAP net income, which excludes stock-based compensation of $88,000 and amortization expense of $280,000, was $1.6 million, or $0.04 per share, better than the expected range of non-GAAP profit of $1.0 million to $1.5 million. The non-GAAP net income compared to non-GAAP net income of $2.0 million, or $0.05 per share, in the second fiscal quarter of 2011.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “We are pleased to report another quarter in which we executed well and met or exceeded our revenue and profitability targets. As an organization, we continued to show resiliency, having mostly overcome an industry-wide hard drive and componentry shortage related to flooding in Thailand, and by helping our customers meet their customer demand with minimal interruption. Looking ahead, there are new challenges to overcome. As we announced earlier this month, NEI was notified by EMC that the integration of EMC standard platform products will be transitioned away from system integrators. This transition is expected to begin during our first fiscal quarter of 2013, giving us an opportunity to plan and work to replace these revenues and maintain our profitability.”

“As we have done in the past, I am confident that we can overcome these challenges,” continued Mr. Shortell. “With a strong pipeline of new business opportunities, including design wins from 2011, we have the opportunity to further diversify our customer base. We will continue to both aggressively pursue opportunities for growth and manage our expenses. That being said, we will not reduce expenses to the point where our product quality, customer service or our ability to compete for new business and grow revenues are at risk.”

For the six month period ended March 31, 2012, net revenues were $135.6 million, compared to $136.7 million for the same period in 2011. Gross margin was $16.6 million, or 12.2% of net revenues, compared with gross margin of $15.1 million, or 11.0% of net revenues, for the same period last year. Total operating expenses were $12.0 million, or 8.8 percent of net revenues, compared with $12.1 million last year, or 8.8 percent of net revenues in the same period last year. On a GAAP basis, the Company reported net income of $2.7 million, or $0.06 per share, compared with net income of $2.8 million, or $0.06 per share, in the same period last year. The Company’s non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $3.5 million compared to non-GAAP net income of $4.0 million for the same period last year. Net income amounts include $1.8 million of income tax expenses compared to $234,000 for the same period last year for the reason described above.

Balance Sheet

NEI finished the quarter with $7.8 million in cash and cash equivalents and $78.1 million in working capital. Accounts receivable decreased to $42.4 million and inventory levels decreased to $42.9 million as of March 31, 2012 compared to $46.2 million and $44.7 million, respectively, as of December 31, 2011. NEI also has a $10 million bank credit facility.

Business Outlook

NEI currently anticipates the following results for its fiscal third quarter ending June 30, 2012, based on current forecasts from certain customers and historical trends.

•                  Net revenues in the range of $51 million to $56 million.

•                  Gross margin in the range of 11.0% to 11.5% of net revenues.

•                  Operating expenses between $5.5 million and $6.0 million, including an estimated $100,000 of stock-based compensation expense and amortization expense of $280,000.

•                  Net income (loss) on a GAAP basis in the range of $(200,000) to $300,000, net of projected income taxes at an effective rate of 39%.

•                  Net income on a non-GAAP basis in the range of $200,000 to $700,000, net of income taxes.

“Our lower revenue guidance for the June quarter is primarily due to lower forecasts from customers serving the telecommunications industry,” stated Doug Bryant, Chief Financial Officer. “Business in that vertical market is project-oriented in nature and can result in fluctuating quarterly revenues. In regards to our balance sheet, we expect to work down our inventory level during the quarter which should improve our cash position.”

“While our policy, based on our indirect sales model visibility, is to provide guidance one quarter ahead, due to the changes in our business we believe it would be helpful to provide an early look into our fourth fiscal quarter and fiscal 2013 forecasts,” continued Mr. Bryant. “These forecasts are preliminary, and may change as we execute our strategy, but we are providing this additional detail on a one-time basis to help our shareholders and other stakeholders in their modeling efforts. We expect the September quarter’s revenues to be similar to the June quarter as the preliminary forecasts from customers selling into the telecommunications vertical are relatively flat from the June quarter forecasts. Looking further into the future, we currently expect fiscal 2013 revenues to be between $200 and $250 million based on our existing customer base, recent design wins, a strong pipeline and other new market opportunities.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call today at 10 a.m. (ET) to discuss the Company’s operating performance. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-870-5176 or 1-858-384-5517, and entering the passcode “392657” from three hours after the end of the call until 12 p.m. (ET) on May 3, 2012. The archived webcast will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income and non-GAAP per share information refer to net income or per share information excluding stock-based compensation expense and amortization expense. GAAP requires that these expenses be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. Last, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross margin, operating expenses including stock-based compensation expenses and amortization expense, net income, profitability, inventory, cash and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2011 and the most recent Form 10-Q for the quarter ended December 31, 2011 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

Net revenues	$65,860	$64,953	$135,589	$136,659
Cost of revenues	57,613	57,397	118,986	121,581

Gross profit	8,247	7,556	16,603	15,078

Operating expenses:
Engineering and development	1,632	1,611	3,273	3,178
Selling and marketing	1,789	1,951	3,405	3,861
General and administrative	2,474	2,227	4,740	4,357
Amortization of intangible asset	280	332	560	665

Total operating expenses	6,175	6,121	11,978	12,061

Income from operations	2,072	1,435	4,625	3,017
Interest and other income (expense), net	(12)	102	(144)	46

Income before income taxes	$2,060	$1,537	$4,481	$3,063
Provision for income taxes	813	60	1,763	234

Net income	$1,247	$1,477	$2,718	$2,829

Net income per share - basic	$0.03	$0.03	$0.06	$0.07
Net income per share - diluted	$0.03	$0.03	$0.06	$0.06

Shares used in computing basic net income per share	42,455	42,895	42,414	42,876
Shares used in computing diluted net income per share	43,107	44,438	43,033	44,153

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

Cost of revenues	$23	$34	$46	$71
Engineering and development	17	29	39	62
Selling and marketing	22	81	34	153
General and administrative	26	92	93	178

	$88	$236	$212	$464

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

GAAP net income	$1,247	$1,477	$2,718	$2,829
Amortization of intangible asset	280	332	560	665
Stock-based compensation	88	236	212	464

Non-GAAP net income	$1,615	$2,045	$3,490	$3,958

GAAP basic net income per share	$0.03	$0.03	$0.06	$0.07
Amortization of intangible asset	0.01	0.01	0.01	0.01
Stock-based compensation	—	0.01	0.01	0.01

Non-GAAP basic net income per share	$0.04	$0.05	$0.08	$0.09

GAAP diluted net income per share	$0.03	$0.03	$0.06	$0.06
Amortization of intangible asset	0.01	0.01	0.01	0.02
Stock-based compensation	—	0.01	0.01	0.01

Non-GAAP diluted net income per share	$0.04	$0.05	$0.08	$0.09

Shares used in computing GAAP and non-GAAP basic net income per share	42,455	42,895	42,414	42,876

Shares used in computing GAAP and non-GAAP diluted net income per share	43,107	44,438	43,033	44,153

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	September 30,
	2012	2011
ASSETS

Current assets:

Cash and cash equivalents	$7,822	$19,852
Accounts receivable, net	42,365	43,522
Inventories	42,889	24,331
Deferred income taxes	15,001	15,001
Prepaid expenses and other current assets	2,603	4,886

Total current assets	110,680	107,592

Property and equipment, net	2,389	2,569
Intangible asset	4,684	5,244
Deferred income taxes	14,337	15,855
Other assets	127	131

Total assets	$132,217	$131,391

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$19,613	$23,360
Accrued liabilities	5,507	5,749
Deferred revenue	7,505	5,967

Total current liabilities	32,625	35,076

Deferred revenue	4,463	4,095

Total liabilities	37,088	39,171

Stockholders’ equity:
Common stock	484	481
Treasury stock	(5,823)	(5,646)
Additional paid-in capital	200,291	199,926
Accumulated deficit	(99,823)	(102,541)

Total stockholders’ equity	95,129	92,220

Total liabilities and stockholders’ equity	$132,217	$131,391

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$1,247	$1,477	$2,718	$2,829
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	570	555	1,142	1,107
Stock-based compensation	88	236	212	464
Change in deferred income taxes	580	—	1,518	—
Other adjustments	23	39	8	40
Changes in operating assets and liabilities	(4,084)	(2,528)	(17,165)	(3,307)

Net cash (used in) provided by operating activities	(1,576)	(221)	(11,567)	1,133

Net cash used in investing activities	(205)	(1,133)	(343)	(1,410)
Net cash provided by (used in) financing activities	44	53	(120)	62
Net decrease in cash and cash equivalents	(1,737)	(1,301)	(12,030)	(215)
Cash and cash equivalents, beginning of period	9,559	16,409	19,852	15,323
Cash and cash equivalents, end of period	$7,822	$15,108	$7,822	$15,108

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